Exhibit 99

          Seacoast Financial Services Corporation Announces:

    NEW BEDFORD, Mass.--(BUSINESS WIRE)--July 24, 2003--

    --  SECOND QUARTER 2003 RESULTS

    --  DECLARES INCREASE IN QUARTERLY DIVIDEND

    --  RECORDS SETTLEMENT OF REIT DISPUTE WITH MASSACHUSETTS DOR

    Seacoast Financial Services Corporation (Nasdaq: SCFS) holding company for CompassBank and Nantucket Bank, today announced net income of $13,316,000 or $.56 per diluted share, for the quarter ended June 30, 2003, a 43.4% increase in earnings when compared to net income of $9,284,000, or $.39 per diluted share for the quarter ended June 30, 2002. Included in the second quarter 2003 results is a credit of $5,309,000 resulting from the Company's recently announced settlement with the Massachusetts Department of Revenue (DOR) of the dispute involving tax treatment of dividends received by CompassBank and Nantucket Bank from their Real Estate Investment Trust (REIT) subsidiaries. This credit represents the difference between the $11,192,000 liability accrued by the Company in the first quarter of 2003 as a result of the REIT issue and the amount of the settlement paid, net of related tax benefits. The DOR settlement was announced by the Company in a press release on June 24, 2003.
    Including the first quarter charge and the second quarter credit relating to the REIT tax issue, consolidated net income for the six months ended June 30, 2003 was $10,287,000, or $.45 per diluted share, compared to $18,158,000, or $.77 per diluted share for the same six month period last year. The net income represents a return on average assets of 0.53% and a return on equity of 6.32% compared to 1.05% and 11.70% respectively, for the same period last year.
    Commenting on these results, President and Chief Executive Officer Kevin G. Champagne stated, "We along with approximately sixty other Massachusetts banks concluded that it was in the best interests of our Company and our shareholders to reach a timely settlement agreement with the DOR on the outstanding issue of bank REITs. Accordingly, we arrived at a settlement for CompassBank and Nantucket Bank that would enable us to refocus our energies and resources toward further franchise growth and increases in shareholder value. The cost of that settlement for the years 1999 through 2002 should be confined to the first two calendar quarters of 2003."
    Net interest income totaled $33,593,000 for the quarter ended June 30, 2003 compared to $30,241,000 in the same period in 2002, an increase of $3,352,000 or 11.1%. This increase was attributable to the increase in average interest-earning assets during the most recent quarter as well as the continued growth in lower cost deposit accounts. Seacoast's net interest margin in the quarter ended June 30, 2003 was 3.56% compared to 3.66% in the same period in 2002 and 3.63% in the first quarter of 2003. The continuation of the current low interest rate environment has attributed to an acceleration in the repricing of earning assets that far exceeds the corresponding decline in rates paid on deposits and borrowings comparing second quarter 2003 to the second quarter of 2002. Yields on earning assets declined to 5.86% verses 6.54% while costs associated with all deposits and borrowings declined to 2.30% verses 2.88%.
    Noninterest income increased $845,000, or 23.3%, during the quarter ended June 30, 2003 compared to the same period in 2002. Fees and other income were $4,278,000 for June 30, 2003 verses $3,755,000, an improvement of $523,000 or 13.9%. Deposit service charges increased by $519,000 or 20.5% reflecting the continued growth in core deposits and noninterest checking accounts. Other loan fees increased $198,000 or 59.3%, as the current low interest rate environment continued to fuel strong refinancing. Conversely loan servicing fees, merchant card fees (net of expenses) and other income declined by $194,000 or 21.9%.
    Noninterest expenses increased $3,259,000, or 19.1%, during the second quarter of 2003 compared to the same period in 2002. Offsetting other operating expenses in the second quarter of 2003 is a credit of $623,000 for recovery of an interest charge recorded in the first quarter of 2003 in connection with the REIT tax issue. The settlement with the DOR referred to above resulted in the recovery of this interest charge. Exclusive of this recovery, noninterest expenses increased $3,882,000 or 22.7%. For the quarter, salaries and employee benefits increased by $1,677,000, professional services increased by $586,000, occupancy and equipment increased by $563,000, data processing increased by $348,000, and the amortization of intangibles increased by $69,000. Such increases are generally attributable to franchise expansion, including a new branch and increased staffing levels to support growth in the number of loan and deposit customers.
    Dividends paid to the holders of the 8.50% and 6.65% Trust Preferred Securities (minority interest expense) amounted to $1,471,000 for the second quarter of 2003 and $2,704,000 for the six months ended June 30, 2003 compared to $407,000 paid in the second quarter of 2002 and through the first six months of 2002.
    Income tax provisions decreased by $4,245,000 in the second quarter of 2003 compared to the second quarter of 2002, primarily due to the income tax credit taken in 2003 as a result of the settlement of the REIT issue with the DOR. Exclusive of this settlement of $4,686,000, income tax provisions increased by $441,000 or 8.7%.
    Seacoast Financial completed its acquisition of Bay State Bancorp, Inc., Brookline, MA, and the holding company for Bay State Federal Savings Bank, effective May 31, 2003. This transaction has been accounted for under the purchase method of accounting and, accordingly, the results of operations of Bay State Federal Savings Bank are only included subsequent to the date of acquisition. At May 31, 2003, Bay State Federal Savings Bank had total assets of $603 million, including loans of $512 million, total deposits of $389 million and borrowed funds of $138 million. The goodwill associated with this transaction totaled $81.6 million.
    Kevin G. Champagne, President and CEO stated, "In this past quarter we welcomed the customers and staff of Bay State Federal Savings Bank into our CompassBank family. Our continuing plans call for a full conversion and consolidation of that franchise by year-end 2003. In the meantime we are focused on additional strategic opportunities that would geographically connect this exciting new market territory to the balance of our franchise. We remain confident that these new markets offer Seacoast shareholders opportunities for increased future franchise value."
    Total assets increased by $775.8 million, or 21% from December 31, 2002 to a total of $4.5 billion at June 30, 2003. Total loans increased by $635 million, or 21.3%, during the six months ended June 30, 2003. The acquisition of Bay State Bancorp, Inc. accounted for $517 million of this increase. By loan categories, increases were mainly in real estate loans ($587.6 million or 29.7%), indirect automobile loans ($15.4 million or 2.0%), commercial loans ($15.3 million or 12.0%), home equity loans ($15.2 million or 22.4%), and consumer loans ($2.2 million or 5.0%). Even though an economic resurgence has failed to materialize within our region, the current low interest rate environment continues to fuel the housing and automobile sector and has helped to sustain strong earning asset growth for the quarter.
    The allowance for loan losses was $41.8 million, or 1.15% of loans, at June 30, 2003, compared with $34.3 million, or 1.15% of loans, at December 31, 2002. Non-performing loans were $15.7 million or 0.43% of total loans at June 30, 2003, compared to $14.1 million, or 0.47% of total loans, at December 31, 2002. Non-performing assets were $16.1 million or 0.36% of total assets at June 30, 2003, compared to $15.4 million, or 0.42% of total assets, at December 31, 2002.
    Total deposits of $2.9 billion at June 30, 2003 were up by $493 million or 20.5% from the December 31, 2002 balances. Deposits in Bay State Bancorp Inc. represent $434 million of this increase. Savings accounts, Money Market accounts, NOW accounts, Retirement accounts, and Term Certificate balances increased $76.5 million, or 23.8%, $204.9 million, or 35.4%, $47.8 million, or 16.2%, $6.4 million, or
3.5%, and $95.6 million, or 11.5%, respectively. Commercial Checking accounts also exhibited balance increases totaling $258.6 million in outstandings and increasing $61.8 million, or 31.4% since the beginning of the year. There still remains a strong inclination from depositors to preserve their funds and remain liquid. Wholesale borrowing also increased for the first six months by $182.5 million, or 21.3% as the Company took advantage of the favorable rate environment to draw down some longer term structured funding opportunities.
    Total stockholders' equity at June 30, 2003 was $392.4 million or 8.77% of total assets verses $319.5 million or 8.63% at December 31, 2002. This represents a book value per share of $14.82 at June 30, 2003 verses $13.67 at December 31, 2002. The Company repurchased $6.7 million, or 348,725 shares of its common stock during the first six months of 2003. There remain 326,459 shares available for repurchase under the Company's fourth repurchase program announced in September 2002.
    Today, the Board of Directors announced a quarterly cash dividend of $.13 per share, representing an 8% increase from the prior quarterly dividend. The dividend is payable on August 22, 2003 to stockholders of record on August 8, 2003.
    The measurement of Seacoast Financial's noninterest expense and income tax provisions, exclusive of the credits attributable to the settlement of the REIT dispute with the DOR, was determined by a method other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company believes that this supplemental information is helpful to a proper understanding of its operating results. However, such disclosure should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $4.0 billion state chartered savings bank serving Southeastern Massachusetts and the greater Boston market through a network of 47 full service branch offices and 53 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $479 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. CompassBank ranks as the second largest savings bank headquartered in Massachusetts. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.
    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

       Seacoast Financial Services Corporation and Subsidiaries
                            (Nasdaq: SCFS)
              Selected Consolidated Financial Information
             (Dollars in thousands, except per share data)
                              (Unaudited)

                          Three Months               Six Months
                         Ended June 30,            Ended June 30,
                    ------------------------  ------------------------
                          2003         2002         2003         2002
                    -----------     --------     --------     --------
Interest income
  Loans                $50,535      $47,180      $98,783      $94,103
  Investments            4,809        6,856       10,095       13,133
                       --------     --------     --------     --------
       Total
        interest
        income          55,344       54,036      108,878      107,236

Interest expense        21,751       23,795       43,031       48,200
                       --------     --------     --------     --------

Net interest income     33,593       30,241       65,847       59,036

Provision for loan
 losses                  2,087        2,000        4,174        3,535
                       --------     --------     --------     --------

Net interest income
 after provision        31,506       28,241       61,673       55,501
                       --------     --------     --------     --------

Noninterest income
  Net gain (loss) on
   sale of loans and
   securities              188         (134)         493           90
  Fees and other
   income                4,278        3,755        7,558        6,736
                       --------     --------     --------     --------
       Total
        noninterest
        income           4,466        3,621        8,051        6,826
                       --------     --------     --------     --------

Noninterest expense
  Salaries and
   employee benefits    10,960        9,283       20,934       18,696
  Amortization of
   intangibles             275          206          439          414
  Other noninterest
   expense               9,112        7,599       19,335       14,867
                       --------     --------     --------     --------
       Total
        noninterest
        expense         20,347       17,088       40,708       33,977
                       --------     --------     --------     --------

Minority interest        1,471          407        2,704          407
                       --------     --------     --------     --------

Income before taxes     14,154       14,367       26,312       27,943
Income taxes               838        5,083       16,025        9,785
                       --------     --------     --------     --------
Net income             $13,316       $9,284      $10,287      $18,158
                       ========     ========     ========     ========

Net income per share-
 diluted                 $0.56        $0.39        $0.45        $0.77
                       ========     ========     ========     ========
Net income per share-
  basic                  $0.57        $0.40        $0.46        $0.79
                       ========     ========     ========     ========

Weighted average
 common and common
 stock equivalent
  shares outstanding-
    diluted         23,660,292   23,545,425   22,964,294   23,577,139
                    ===========  ===========  ===========  ===========
Weighted average
 common shares
  outstanding-basic 23,162,908   22,913,994   22,467,978   23,996,819
                    ===========  ===========  ===========  ===========


       Seacoast Financial Services Corporation and Subsidiaries
      Selected Consolidated Financial and Statistical Information
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                                    June 30,    December    June 30,
                                      2003         31,        2002
                                                  2002
                                   ----------- ----------- -----------

Total assets                       $4,476,815  $3,701,045  $3,602,972
Investment securities                 437,690     489,755     514,293
Loans, net of unearned discount
 (1)                                3,626,988   2,991,171   2,746,056
Allowance for loan losses              41,797      34,354      31,631
Deposits                            2,896,842   2,403,875   2,329,392
Borrowings                          1,082,041     896,704     874,203
Stockholders' equity                  392,410     319,488     315,066
Number of common shares
 outstanding                       26,483,630  23,372,574  23,993,226
Book value per share                    14.82       13.67       13.13
Tangible book value per share           10.15       12.15       11.64
Equity-to-assets ratio                   8.77%       8.63%       8.74%
Non-performing assets                  16,095      15,454      14,105
Non-performing assets to total
 assets                                  0.36%       0.42%       0.39%
Non-performing loans                   15,729      14,073      12,884
Non-performing loans to total
 loans                                   0.43%       0.47%       0.47%


                                      Three Months      Six Months
                                      Ended June 30,  Ended June 30,
                                   ----------------- -----------------
 Average Yields:                     2003     2002     2003      2002
                                    ------   ------   ------   -------
   Loans                             6.18 %   6.97 %   6.26 %   7.05 %
   Investments                       3.78     4.57     3.98     4.45
      Yield on earning assets        5.86     6.54     5.94     6.58
   Non-time deposits                 1.05     1.44     1.03     1.51
   Time deposits                     2.98     3.69     3.07     3.79
   Borrowed funds                    4.24     4.97     4.33     5.02
      Cost of funds                  2.59     3.24     2.65     3.32
      Net interest spread            3.27     3.30     3.29     3.26
 Net interest margin                 3.56     3.66     3.59     3.62
 Return on average assets
  (annualized)                       1.33     1.06     0.53     1.05
 Return on average equity
  (annualized)                      16.47    11.86     6.32    11.70
 Efficiency ratio (2)               54.38 %  49.86 %  53.14 %  50.96 %

    (1) Excludes loans held for sale.

    (2) Excludes interest on tax deficiency in 2003 associated with the loss of the REIT and amortization of intangibles.

    CONTACT: Seacoast Financial Services Corporation
             James R. Rice, 508-984-6102